SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Under Rule 14a-12

Minnesota Corn Processors, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

     On August 20, 2002, Minnesota Corn Processors, LLC held an informational meeting in Columbus, Nebraska for eligible Class A members. At this meeting, Dan Thompson, President and Chief Executive Officer, and Jerry Jacoby, Chairman of the Board of Directors, made a presentation about the proposed merger of Minnesota Corn Processors with and into a subsidiary of Archer-Daniels-Midland Company. (The slides used in the presentation were filed with the Securities and Exchange Commission on August 21, 2002 as soliciting material under Rule 14a-12 under cover of Schedule 14A.) In conjunction with the slideshow presentation, Mr. Jacoby read from prepared remarks, the form of which is attached hereto as Exhibit A. Mr. Thompson then addressed the audience. The form of Mr. Thompson’s remarks is attached hereto as Exhibit B. After their remarks, Mr. Thompson and Mr. Jacoby took questions relating to the proposed merger. In response to a question regarding the effect on the trading price of Minnesota Corn Processors’ Class A units if the merger is not approved by the eligible Class A members, Mr. Thompson indicated that it was his personal opinion that the average trading price of the Class A units could possibly increase from $1.00 (the average trading price of the Class A units during May 2002, the most recent month of reported trades prior to the public announcement of the signing of the merger agreement) to $1.10 in the short term. In addition, Mr. Thompson stated that, in the event the merger is not consummated, Minnesota Corn Processors does not intend to pay any distributions of cash on the Class A units during the next two years.

     On August 21, 2002, Minnesota Corn Processors held two additional informational meetings, in Morton and Marshall, Minnesota, for eligible Class A members. In the course of his speech at these meetings, Mr. Thompson showed four slides in addition to those slides filed with the Commission on August 21, 2002. Those additional slides are attached hereto as Exhibit C. Finally, before taking questions from the audience, Mr. Jacoby attempted to address some of the concerns of the Class A members with the information set forth in Exhibit D.

     On August 22, 2002, Minnesota Corn Processors held a final informational meeting for eligible Class A members in Willmar, Minnesota. Mr. Jacoby and Mr. Thompson provided no information at this meeting that differed materially from, or was in addition to, information provided at the three previous informational meetings.

     For additional information regarding the proposed merger, please see Minnesota Corn Processors’ Definitive Proxy Statement, which was filed with the Commission on August 9, 2002.

Cautionary Statement Regarding Forward-Looking Information

     This document contains certain forward-looking statements concerning Minnesota Corn Processors’ financial position, business and future prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although Minnesota Corn Processors believes the expectations reflected in these forward-looking statements are based on reasonable assumptions, you are cautioned that no assurance can be given that the expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements based on factors such as the following:

•	fluctuations in worldwide commodities markets;

•	fluctuations in prices for the products produced by Minnesota Corn Processors;

•	the associated risks of hedging against such fluctuations;

•	fluctuations in aggregate industry supply and market demand for the products produced by Minnesota Corn Processors;

•	general economic, business and market conditions in the various geographic regions and countries in which Minnesota Corn Processors manufactures and sells its products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues;

•	changes in laws or governmental regulations or policies affecting the products produced by Minnesota Corn Processors; and

•	increased competitive pressure and customer pressure in the corn refining industry.

Minnesota Corn Processors’ forward-looking statements speak only as of the date on which they are made, and Minnesota Corn Processors does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If Minnesota Corn Processors does update or correct one or more of these statements, you should not conclude that Minnesota Corn Processors will make additional updates or corrections.

Exhibit A

Remarks of Jerry Jacoby

     Good afternoon and welcome to our informational meeting, the purpose of which is to discuss the ADM offer to purchase MCP. This is our second meeting. Yesterday, we had our first meeting in Columbus, Nebraska, which was well-attended and I thought we had a chance to answer a lot of good questions. I don’t have to tell you how important this proposed sale is to all members. It no doubt is the most important decision we have made since we decided to form this company. For those of you trying to figure out how long this meeting might take, yesterday we spent about two hours, so I would think we would be done by about 4 o’clock. Our presentations are fairly brief, so if yesterday is any guide, we’ll spend most of the time on questions and answers. We’ve bought a good number of people here today to help answer your questions. Yesterday not all of them were asked questions so today I’m hoping we get all of them involved. We have our auditors here, Mike Lensmire and Jerry Mauer. We have both of our investment banking firms represented, ING by Bill Redmond and Morgan Lewins by Bucky Brown. Of course, our management team is here. Heck, I even brought my mother and my wife Mary to vouch for my character. I’ve been getting chewed up in the press. People taking a little piece out of me here and there, but mostly there. So I’m happy to have them here today. Getting put on the spot and getting chewed on in public just goes with the territory when you have highly visible jobs like Dan Thompson and myself. We expect hard hitting questions today because this is an important issue to all of us. It’s $2.90 a share for a total potential cash infusion to our membership of almost $400 million. So to start off and to make sure we’re all understanding what the offer is, I’ll run through its major points.

     The proposal is $2.90 in cash for all of the Class A units.

     That means that for every unit you own, you would be entitled to $2.90. Some of you have asked whether that includes, as we used to say in the old days, your stock split bushels and the answer is yes. It includes all of your units. One thing to remember is that some of you still have a loss allocation to be repaid. That would be taken out of any payment you would receive.

     Merger????? This is a legal term that has to be used in transactions like this. ADM is proposing to buy us out and to MERGE us into them. Effectively what this means is that you our members would be getting $2.90 cash for your units and ADM would take over ownership of all of our assets. They also would be responsible for all of our debts and contracts. Our Board of Directors would resign and your connection to the company would be over.

      So that’s it. A cash deal. ADM buys. We sell. Some questions asked yesterday were: some of you have contracts to sell corn to MCP or some of you have contracts to buy feed. Yes, ADM would be responsible for all of those contracts. As I said, ADM would be responsible for all of our contracts even the ethanol and sweetener contracts we now have in place.

     Third party offers.

     In our definitive agreement with ADM, it allows for us to receive other offers from third parties. We can’t solicit other offers, but if anyone was interested in buying us they could come to us and we could try to negotiate a better offer. Normally in an agreement like this there would be a fee that a third party would have to pay to ADM (some millions of dollars), which fee would act as a disincentive to a third-party bidder. There is no fee in this agreement. I believe ADM feels that this is a very fair offer and they didn’t feel that the risk of a third-party offer was very high. They, of course, have an advantage because they already own 30% of MCP. Someone else would have to come up with 100% of the money and a better price. We did have one other nibble, but nothing after the $2.90 offer.

     Some background history of the industry and ADM’s interest in us.

     The number of players in the wet milling industry has always been relatively few. But since we have been in the wet milling business there has been a gradual attrition of players. Of course, on the other side, the number of buyers of our products has gone down even more dramatically. In 1997, ADM was interested enough in us to put $120 million in for a 30% ownership position. No other offer to us at that time even approached the value of their offer. That interest has continued over the years. It’s not something new. I know I have been asked why would they show an interest now? Well, they have had an interest for a long time. They don’t want to buy everything, but certain businesses are appealing to them. I believe when they became familiar with the quality of our plants, their ability to grow and their geographical locations, they see us a strategic fit for them. Then last year Cargill bought Cerestar and ADM lost market share and I believe that became a big issue for them.

     Having said all of that, they would always have been willing to buy us at a low price, if we needed to sell. Since we signed that very favorable deal with them to get the $120 million and then when Dan Thompson and his team were able to get us a very favorable re-financing package, we didn’t have to sell. So finally they decided to make us a good offer. In the proxy statement, it describes how they came to us expressing interest in making an offer and some of the details leading up to their final offer.

     Board hires outside counsel and investment banking firms.

     When we became aware that ADM was serious about making an offer, the Board hired outside counsel to work with our people. This company, Vinson & Elkins, is very familiar with this type of transaction and has a lot of experience in doing exactly this type of deal. The Board also needed outside advice in determining if this was a fair offer and help with negotiating the deal. We hired ING, who Dan has worked with to get our favorable re-financing package and Morgan Lewins, whose people have years of experience with these type of transactions. Dan will talk more about this in his speech.

     Definitive agreement.

     What is a definitive agreement anyhow? It’s simply an agreement in which you agree to all of the fine points of the proposal. Soon after we made our first press release that ADM was intending to make an offer, I started getting calls from you members wondering what was taking so long. Was the deal still on or not? All I could say was, these things just take time.

     This negotiation was different than others we have been involved in. We weren’t seeking an offer, we were receiving one. In order for ADM to decide exactly what to offer, they had to do a lot of due diligence. It’s a lot more complicated than buying a used car. We have two big plants to look at; a lot of distribution sites around the country; joint ventures we are involved in, etc. that they had to look at in detail. But finally we came to an agreement on what to bring to the Board.

     The Board recommends the membership votes in favor of this proposal.

     On our part after much discussion and input from our advisors, we had to decide if this was a fair offer and one that we had to bring to you our members. After much thought and consideration, we approved the agreement, and decided to bring it to the membership for a vote. Our Board recommends that you vote in favor of this offer because the offer of $2.90 is a very fair offer, a fully valued offer. But, of course, that’s the main issue we will discuss with you at this meeting.

     Proxy statement and ballot.

     This 130 page proxy statement and all of the paperwork for this proposal and cost America a lot of fine trees. But now with some of the scandals that have happened with some major companies in this country, the SEC is demanding we include every possible bit of information in a document like this. We started out with about a 60 page document and now we have ended up with about 130 pages. Hopefully, by using the index, you can find the material you are interested in. Every eligible voter, those owning at least 5,000 bushels, should have received their proxy statement and ballot by this time. I know some of you didn’t receive one right away. Could I have a show of hands of those of you who still haven’t received one yet? (Please talk to one of our assistants here today back at our registration table.) Each member has one vote. Even if you have a lot of bushels, you only get one vote. You may already have voted, you can vote today at this informational meeting or send in your ballot, but it has to be received by September 5th at 10:00 am.

     Information meetings.

     The Securities and Exchange Commission does not require that we have these meetings, since the proxy is the tool they insist be provided to give you the information on the deal, but your Board felt that in addition to the proxy statement it would be helpful to at least some of you to get some of your questions answered at a meeting. Our goal is that you have accurate information to base your decision on.

     Special meeting — September 5th.

     By this time you all should have voted, so the single purpose of the meeting is to announce the vote. We don’t expect any or at least not many of you to attend. The results of the vote will be made public immediately and I would expect you would receive the results on your local radio station.

     Positive vote.

     If the vote is positive, we will sign the closing documents and the deal will be done. You will be receiving a letter in the mail from Hickory Point Bank and Trust, which will include instructions telling you to send in your unit certificates and then they will immediately send you a check.

     Less than two-thirds majority vote.

     The offer is off the table. We would have to reschedule an annual meeting and continue to run the company.

     Board recommends a vote for the proposal.

     As I have said before, after much thought, the Board recommends that you vote in favor of this transaction because we think the price of $2.90 is a good offer and will put almost $400 million in the hands of our farmers when they need it. Now, I would like to have Dan Thompson give you the financial background of why we feel it is in your best interests to vote in favor of this offer.

Exhibit B

Remarks of Dan Thompson

     We are today discussing a monumental event in the history of MCP. You as shareholders, and only shareholders, will be asked to decide whether to accept the current proposal from ADM by casting your vote. It is up to the shareholders, not the Board, not management, and not ADM. Today our sole purpose is to provide you the information that will allow you to make an educated vote. I appreciate all of you who have taken the time to be here today to learn more.

     Let me go back a little to explain where we have come from and where we are today. I joined MCP in February of 1997 when we were at the depths of despair. High corn costs, high levels of debt, plunging product pricing, and low volume due to recent industry expansion had created a loss for us in the periods ended September, 1996 and March of 1997. In fact for the twelve months ended March 31, 1997, the loss exceeded $70 million. In the spring of 1997, the banks began to pursue foreclosure discussions and we considered a bankruptcy filing as a defensive mechanism if they did proceed to foreclose. The banks called over $400 million of debt within two weeks of my arrival.

     We negotiated a standstill period of four months until June 1st to try to solve the debt issue. The only option was to raise equity in order to retire some debt. We developed a plan and approached multiple firms. All but one wanted to give us a pittance and demanded control. We had no equity value according to them — all of them, except ADM. ADM agreed with our terms to infuse $120 million for a passive, non-voting, 30% ownership. This cash was received in August, 1997. It allowed us, with the help of ING Capital, to approach the private placement market. Over a two month period, we received an investment grade rating, which was thought to be impossible. Then with lender meetings, roadshows and due diligence by lenders, Dan Stacken and I obtained commitments to lend us over $330 million. We borrowed $290 million as shown on this chart. This refinancing reduced our interest expense by over $23 million per year due to the paydown of $120 million and from lower rates on the remaining $290 million. This allowed us to stabilize our balance sheet and to pursue volume and cost objectives necessary to become profitable. This led to four consecutive profitable fiscal periods as shown here.

     Now you have a projection in the proxy that doesn’t look as rosy. We will not continue the trend of improving profits in this year and probably not next year either. In fact, this chart projects a loss in the current year. This projection was completed in June based on the outlook for ethanol for the rest of the year. One year ago, at the Annual Meeting, I told you that I felt good, accompanied by a little James Brown music. At that time, I did indeed feel good about our position. Ethanol was selling at $1.50 per gallon, a record high, and the outlook for sweeteners price increases appeared bright. What was there not to feel good about? You are farmers. You know that things change and not always for the better.

     What changed to dim our rosy, feel good attitude? September 11th happened and it led to a different fuel market. This was compounded by unprecedented growth in capacity that created an over-supply. Ethanol began a free fall and sold for under ninety cents per gallon — the lowest price in three years. Understand that for every ten cents that ethanol fell, MCP income decreased about $14 million per year. When it reached its low, it was down from the high by about sixty cents per gallon. This represents about $70 million per year in lost income on our production of 120 million gallons. When we only made $21 million last year, you can see the problem. Ethanol in July was still averaging under $1.00 net in Marshall. This is a huge hit for us.

     By the way, the projections were made in June based on the facts available at that time. It did project a profit in July and August. I have heard that a member discussed the amount of our July profit based on data leaked to him. I am embarrassed that an internal figure, not reviewed by our auditors as is normally done before quarterly results are released, was disclosed. Individual months are subject to adjustment. July’s internal figure could be extremely volatile due to the conversion to a new accounting software. Inventory valuation is subject to change, which will have an impact on profits. I will also tell you that July’s profit was lower than last year and we are still at a loss for the year.

     Sweetener prices that looked so rosy with a potential 12-14% list price increase, only achieved a 3-4% list price increase. Understand that any list increase only gets you about 50% of that because not all customers pay list price. Therefore, the 3-4% one only gained us about 2%, not even keeping up with inflation.

     Why didn’t we get the large increase we were hoping to get? The Mexican Government imposed a tax on soft drinks made with HFCS, basically forcing bottlers to use sugar. They had lost the tariffs lawsuits and found another method to protect their sugar growers. This was a devastating blow to our industry. Some plants in Mexico had to be closed. A major amount of HFCS that had been exported into Mexico had to now be dumped in the U.S. market causing an over-supply and dropping the promising price increase to almost nothing. The outlook for 2003 is certainly unstable. We do not know whether HFCS will still be shut out of Mexico, but based on recent history, there is a better than average chance that it will.

     Ethanol pricing has rebounded only slightly. We have an over-supply due to new and expanded capacity and the market for ethanol has not been assured. The West Coast is starting to switch but even if 100% of the gasoline contained ethanol, California would only use 500 million gallons and we have added over one billion gallons of new capacity. The Renewable Fuel Standard, even if passed, doesn’t apply until 2004 and the base volume is only 2.3 billion gallons. We currently have plants on line and under construction that total over 2.8 billion gallons of capacity. More plants are being discussed every day. The imbalance in ethanol capacity and supply grows each year as you can see by these charts. It is uncertain when ethanol supply and demand will balance and therefore allow ethanol to be priced adequately against gasoline.

     I am extremely proud of these last five years. The achievement by this company is as good, if not a lot better than anyone in the corn wet milling industry over that period. Coming from the depths and despair of 1996-97, it is an exceptional accomplishment if you are honest about it. I personally want to give the management team and the employees a huge thank you for their efforts during this time. I may direct the strategy and philosophy but people have to execute and they have. I know what a difficult time it was for them five years ago and I know how difficult it is for them now.

     One of the things that this success created is an attractiveness to others. We have full plants, quality products, expandable facilities and we have been profitable. Five years ago, they wanted us at scrap value. Now we have created value.

     This transaction today would put $396 million of cash value in the hands of the shareholders. Five years ago that number would have been basically zero. We have a fairness opinion that states it is a very fair offer based on comparisons with other companies and other transactions. The decision to pursue this proposal was easy. The initial amount indicated was a fair number. I had a fiduciary and legal obligation to discuss the approach with the Board. They instructed me to pursue negotiations because it might be in the best interests of the shareholders. The entire decision process evolved around what was in the best interests of the shareholders. The offer of $2.90 was reviewed by our investment bankers prior to giving their fairness opinion. As part of the review, they compared this deal with six transactions in our industry or of similar size.

     Chart seven shows comparisons of our Total Enterprise Value (equity value offered plus minority equity plus net debt), as a multiple of sales, EBITDA, EBIT, net income and book value. As you note, we received a substantial premium over all of these transactions.

     As this chart shows, the premiums get larger based on future projections, in almost all ratios. This is due to our projection of weaker earnings. However you view this transaction, from a financial perspective, it is fair to you the shareholders. The final decision is now up to you and all other shareholders. Each of you must examine your own personal situation and make an informed decision in order to cast your vote. The basic question, no matter what other factors are there, is do you want to accept $2.90 per share for your investment. It could be a lot worse. We could be one of these firms.

     In the proxy, we listed questions that we thought would come up on this issue. However, we know that you have more questions and we are prepared to answer them at the end of this session. Thank you for your kind attention and as always thank you for the support you have given me and your management team.

Exhibit C

MANAGEMENT COMPENSATION

$ 8.0	SERP
$12.1	EXECUTIVE RETENTION PLAN
$ 20.1	

$ 4.5	SERP
$12.1	EXECUTIVE RETENTION PLAN
$16.6

U.S. Per Capita HFCS Consumption

Source: USDA Economic Research Service

70
65
60
55
50
45
40
44.6
45.1
47.1
48.3
47.5
49.2
50
51.1
53.7
55.3
56.5
58.2
60.8
63
64.4
63.2
62.7
1985
1987
1989
1991
1993
1995
1997
1999
2001
HFCS In Pounds

U.S. Per Capita Corn Syrup Consumption

Source: USDA Economic Research Service

20
15
10
5
0
15.9
16
16.2
16.4
16.7
17.4
18.2
17.8
18
18.3
18.5
18.8
19.3
18.6
18.6
17.9
17.7
1985
1987
1989
1991
1993
1995
1997
1999
2001
HFCS In Pounds

Top 10 CSD Brands

Source: Beverage Digest

Brands	2001 Market Share	Volume % Change
Coke Classic	19.9	-2.0%
Pepsi-Cola	13.2	-2.8%
Diet Coke	8.8	+1.7%
Mt. Dew	6.9	-3.9%
Sprite	6.5	-1.8%
Dr. Pepper	6.2	-1.7%
Dt. Pepsi	5.3	+2.0%
7-Up	1.9	-7.0%
CF Diet Coke	1.7	-1.0%
Barg's Root Beer	1.1	+1.5%

Exhibit D

Further Remarks by Jerry Jacoby

     In the past couple of weeks, our Board members have had a chance to talk to a lot of you members, on the phone, at the cafe, at farmfest, and I will address a few of the most asked questions before we open it up for your questions.

     Did the Board of Directors put an executive retention plan into place? If yes, why and what are the details?

     This is a question that we have been frequently asked and it’s important so I will talk about it in some detail. It’s an issue that has come up in some of the local papers and also a Mr. Guebert in a syndicated column that appeared in a lot of papers had an opinion on, unfortunately he put out some inaccurate and misleading information in his article, and once something is in print it takes on a life of its own and you can’t get rid of the misstatements. When a proposal like the one ADM made becomes public, and the news sweeps through an industry like ours, headhunters come out of the woodwork and try to steal some of your best people, and, in fact, MCP has already lost some very good people. The Board knew that we would soon be faced with this issue, and it was absolutely imperative that we not lose our top management team at this critical time. We think we pay our people well, but compared to similar sized companies in businesses such as ours, our people are at the lower end of the pay scale. Since a lot of that information becomes public information, we were at high risk of losing some of our most important people at a time we needed them most. We needed them in place over a long period of time, whether or not this deal went forward. We needed them to continue to run the business and, of course, that has become much harder during this stressful time. For example, picture Stan Sitton’s job at CPMCP, where he has to try to continue to run our sweetener joint venture with Corn Products when all of our customers are wondering what is going on. He’s got to continue to run that business when he doesn’t know for sure whether it will exist in a couple of months. So our people had to make sure our day to day business was running, and had to work on this deal, which is worth $400 million to you. So in order to avoid an absolute shipwreck of a situation, in order not to be without top management in our hour of greatest need, the Board, and I emphasize, the Board put this plan in place. What it does is, on change of control, top management would receive three years base salary after taxes. This amounts to about $6.5 million. These monies would come from ADM. WHY? They will own the company and a plan like this is in their best interests too. If the vote is positive, they need a company that is running and functioning efficiently and so it’s in their best interest for this plan to be in place. These monies DON’T come out of your $2.90, they are paid by ADM. This is a standard practice in situations like this, and in my judgment the Board was wise in putting this plan in place and it has worked. We haven’t lost any of them when we have needed them most.

     But, you know, really there’s a question inside the question, and that is what Mr. Guebert, or whatever his name is, was trying to say. He was really questioning the integrity of Dan Thompson and his people. And that makes me mad. From day one, the first time Dan talked to me about this proposal, he has always said he had to do what is best for the shareholders. That had to be his top concern. And that is what he has done. He knew this was going to be a tough situation, he knew there would be a lot of anxiety among the employees and it would make his job a lot tougher. I don’t think he knew he would take so much crap in the newspaper, and I’m embarrassed for that. But he and his people have done their jobs and I thank them. Over the past five years he has earned a reputation with our membership as a good communicator and a straight shooter and that continues. Thanks DAN.

     As long as we are on hot topics, let’s look at this next question because there is really a question within the question here too.

     What are these other interests that we are talking about in the proxy statement? The only other interests that Board members have is that ADM will be responsible for providing us with directors’ liability insurance for six years and protecting us against any loss as a result of us having performed our duties as directors of this company. There is no other benefit that we receive any different from any other member. We will receive $2.90 for our shares just like you. There was a rumor floating around several communities that we were going to receive some large cash payment, the largest amount I heard was $300,000. But that is just not accurate. Once again, I repeat, other than this insurance, our interests are exactly the same as yours. But once again, the real question is a questioning of the integrity of the Board. And on the Board’s part, I want to reassure you, our members, we are making our recommendation solely based on what we believe to be in the best interests of the majority of our shareholders.